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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
4-D NEUROIMAGING
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement no.:
	3)	Filing Party:
	4)	Date Filed:

4-D NEUROIMAGING

9727 Pacific Heights Boulevard
San Diego, California 92121

February 13, 2004

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of 4-D Neuroimaging, which will be held at the offices of the Company at 9727 Pacific Heights Boulevard, San Diego, California on Friday, March 26, 2004 at 10:30 AM Pacific Standard Time.

        Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

        In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you are able to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

        We look forward to seeing you at the Annual Meeting.

Sincerely,

D. Scott Buchanan President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

        In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. No postage need be affixed if mailed in the United States.

4-D NEUROIMAGING
9727 Pacific Heights Boulevard
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 26, 2004

The Annual Meeting of Shareholders of 4-D Neuroimaging, or 4-D, will be held at the offices of the Company at 9727 Pacific Heights Boulevard, San Diego, California on Friday, March 26, 2004, at 10:30 AM Pacific Standard Time, for the following purposes:

  1.
  To elect a Board of Directors for the following year. Management has nominated the following persons for election at the meeting: D. Scott Buchanan, Martin P. Egli, Galleon Graetz, Hans-Ueli Rihs and Martin Velasco.

  2.
  To ratify the selection of Swenson Advisors, LLP as the Company's independent accountants for the fiscal year ending September 30, 2004.

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Shareholders of record at the close of business on January 27, 2004 will be entitled to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company. Whether or not you plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy in the reply envelope provided. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

By Order of the Board of Directors

Dated: February 13, 2004	Eugene C. Hirschkoff, Corporate Secretary

4-D NEUROIMAGING

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 26, 2004

        These proxy materials and the enclosed proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors of 4-D Neuroimaging, a California corporation (the "Company"), for the Annual Meeting of Shareholders to be held at 10:30 AM Pacific Standard Time on March 26, 2004 at 9727 Pacific Heights Boulevard, San Diego, California, (referred to herein as the "Annual Meeting" or the "Meeting") and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to shareholders of record beginning on approximately February 13, 2004.

        The mailing address of the principal executive office of the Company is 9727 Pacific Heights Boulevard, San Diego, California 92121.

PURPOSE OF MEETING

        The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION

        Any shareholder executing a proxy has the power to revoke it at any time before it is voted by delivering written notice of such revocation to the Secretary of the Company before the Meeting or by properly executing and delivering a proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Meeting who elects to vote his or her shares in person. The cost of soliciting proxies will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. Solicitation will be made primarily through the use of the mail but regular employees of the Company may, without additional remuneration, solicit proxies personally by telephone or telegram. The Company has contracted with American Stock Transfer and Trust Co. ("AST") to solicit proxies on the Board of Directors' behalf.

        The anticipated cost of the proxy solicitation by AST is $3,000 plus distribution expenses charged by the various brokerage firms, which are expected to be $7,000. AST will mail a search notice to banks, brokers, nominees and street-name accounts to develop a listing of shareholders, distribute proxy material to brokers and banks for subsequent distribution to beneficial holders of stock and solicit proxy responses from holders of the Company's Common Stock.

        The record date for determining those shareholders that are entitled to notice of, and to vote at, the Meeting has been fixed as January 27, 2004. As of January 27, 2004, the Company had approximately 221,859,748 outstanding shares of Common Stock (the "Common Stock"). The Company's Restated Bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for transaction of business. Each share of Common Stock is entitled to one vote on matters brought before the Meeting. In voting for directors, each shareholder has the right to cumulate his or her votes and give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or to distribute his or her votes on the same principle among the nominees to be elected in such manner as he or she may see fit. A shareholder may cumulate his or her votes if his or her candidate or candidates have been placed in nomination prior to the voting and if any shareholder gives notice at the Meeting prior to the voting of that shareholder's intention to cumulate his or her votes. The persons named in the enclosed proxy card may or may not elect to give such notice and vote the shares they represent in such a manner. The shares represented by the proxy will be voted at the Annual Meeting and will be voted by the proxy holder as specified by the person solicited. If no instructions are given on the executed proxy, the proxy will be voted for all nominees and in favor of all proposals described.

        For the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, are elected if a quorum is present and voting. The affirmative vote of a majority of the outstanding shares of the Company's voting stock is required for the ratification of Proposal 2. Abstentions will be included in tabulations of the votes cast for purposes of determining whether the proposal has been approved. Broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

        A board of five directors is to be elected at the Meeting to hold office until the next annual meeting or until their successors are elected. Each returned proxy cannot be voted for a greater number of persons than the number of nominees named (five). The five nominees receiving the highest number of votes are elected if a quorum is present and voting. Unless individual shareholders specify otherwise, each returned proxy will be voted for the election of the five nominees who are listed herein, or for as many nominees of the Board of Directors as possible, not to exceed five such votes to be distributed among such nominees in the manner as the persons named in the enclosed proxy card see fit.

        If, however, any of those named are unable to serve, or for good cause decline to serve at the time of the Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. The Board of Directors is not aware of any circumstances that would render any nominee unavailable for election. Discretionary authority to cumulate votes is being solicited by the Board of Directors, and it is intended that the proxies received by the proxy holders pursuant to the solicitation will be voted in a manner designed to cause the election of the maximum number of the Board of Directors' nominees. The following schedule sets forth certain information concerning the nominees for election as directors.

        The Company's Board of Directors recommends a vote FOR the nominees listed herein.

Name	First Year Elected Director	Principal Occupation	Age
D. Scott Buchanan(3)(4)	1997	President, Chief Executive and Principal Financial Officer of 4-D Neuroimaging	45
Martin P. Egli(1)(2)	1995	Senior Partner, Swisspartners Investment Network AG	51
Galleon Graetz	1998	Senior Partner of CareNet AG	49
Hans-Ueli Rihs	2001	Director, Phonak Ltd.	60
Martin Velasco(2)	2000	Director, Telefonica SA Owner, Scaloway Co. Ltd.	49

(1)
Member of Compensation Committee.

(2)
Member of Audit Committee.

(3)
Member of the Administrative Committee.

(4)
Dr. Buchanan also serves as a non-voting advisor to the Compensation Committee.

Business Experience of Directors

        D. Scott Buchanan, Ph.D.    is the Company's president and chief executive officer and has served as a member of the board of directors since 1997. He joined the Company in 1986. He served as vice president, product operations from February 1992 through December 1996 and has served as president since December 1996, chief executive officer since March 1997 and principal financial officer since November 2000. Dr. Buchanan has been involved with product and applications development since joining the Company as a staff physicist. Dr. Buchanan received a B.S. in Physics from Lehigh University in Pennsylvania and an M.S. and Ph.D. in Physics from the University of Illinois. Dr. Buchanan was elected to the Company's board of directors in 1997. Dr. Buchanan is a citizen of the United States.

        Martin P. Egli    is the chairman of the Company's board of directors and a member of the Company's audit committee. He has served since 1993 as a partner and principal of Swisspartners Investment Network AG ("Swisspartners"), a company that provides investment management, corporate finance and trust services. Swisspartners is a principal shareholder of 4-D. Mr. Egli is a director of several privately-held companies and was elected to the Company's board of directors in 1995. Mr. Egli is a citizen of Switzerland.

        Dr. Galleon Graetz    is a member of the Company's board of directors. He served as clinical consultant and co-director of the internal medicine division of the Swiss Hospital School of Nursing from 1990 to 1997. Dr. Graetz is currently a senior partner of Care Net AG, a health consulting company, and currently involved as part of the management team at Medizinisches Zentrum Romerhof, a unique health care provider located in Zurich. Dr. Graetz was educated in internal medicine and radiology in Switzerland and Israel. Dr. Graetz was elected to the Company's board of directors in 1998. Dr. Graetz is a citizen of Switzerland.

        Hans-Ueli Rihs    is a member of the Company's board of directors. He served as international sales director and board member of PHONAK Holding, Ltd., Hearing Instruments and Systems for the Hard of Hearing, in Stafa, Switzerland from 1976 to 1999. Since 2000 he has been an independent entrepreneur and investor. He currently serves as a board member of PHONAK, Swisspartners and Mespas Ltd. He was elected to the Company's board of directors in 2001 in connection with the purchase by Swisspartners of 14,751,153 shares of the Company's common stock in a private placement transaction. Mr. Rihs is a citizen of Switzerland.

        Martin Velasco    is a member of the Company's board of directors and audit committee. He is an entrepreneur with extensive experience in the electronic communications industry, combining the experience of large international companies with high-tech start-ups. In the last three years he also has developed significant activities in the medical and biotech areas. Martin Velasco holds an engineering degree in electronics, a postgraduate degree in computer science from the EPFL Lausanne and an MBA from INSEAD. Martin Velasco serves on several boards of high-tech start-ups in Europe and United States, as well as venture and investment funds. Mr. Velasco was elected to our board of directors in 2000. He is a member of the Business Steering Committee of the Global Business Dialog for Electronic Commerce, member of the World Economic Forum Digital Divide Task Force and Chairman of the Investment Committee of the Positive Fund. Mr. Velasco is also the Chairman of the charity Infantia Foundation he founded in 1999, which has the objective to help children in the developing world. Mr. Velasco is a citizen of Spain.

Board Meetings and Committees

        The Company's Board of Directors held 5 meetings during the fiscal year ended September 30, 2003. Directors, Hans-Ueli Rihs and Martin Velasco, nominated for reelection did not attend at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he was a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

        The Compensation Committee currently consists of Mr. Egli. Director D. Scott Buchanan serves as a non-voting advisor to the Committee. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and key employees of the Company and also administers the 1997 Plan. The Compensation Committee had one meeting during the fiscal year ended September 30, 2003.

        The Audit Committee currently consists of Mr. Egli and Mr. Velasco, each of whom is not an employee of the Company. The Audit Committee assists in selecting the independent auditors, in designating services they are to perform and in maintaining effective communication with those auditors. 4-D's Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met 4 times during the fiscal year ended September 30, 2003.

        The Company has a standing Administrative Committee (the "Administrative Committee") that administers the Company's 2002 Employee Stock Purchase Plan (the "2002 ESPP") and that currently consists of Director D. Scott Buchanan. The Administrative Committee had full authority to administer the 2002 ESPP. There was one meeting of the Administrative Committee during the fiscal year ended September 30, 2003.

        The Company does not have a standing Nominating Committee or any other Committee performing similar functions. Such matters are considered at meetings of the full Board of Directors.

Director Compensation

        Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees.

        Under the Automatic Option Grant Program in effect under the Company's 1997 Stock Incentive Plan (the "1997 Plan"), each individual who first joins the Board of Directors as a non-employee Board Member anytime after January 1, 1997 will receive, on the date of such initial election or appointment, an automatic option grant to purchase 10,000 shares of the Company's Common Stock, provided that such person has not previously been in the employ of the Company or any Parent or Subsidiary (as such terms are defined in the 1997 Plan). In addition, on the date of each Annual Shareholders meeting held after January 1, 1997, each individual who is to continue to serve as a non-employee Board Member will automatically be granted an option to purchase 3,500 shares of the Company's Common Stock, provided such individual has served as a non-employee Board Member for at least six months. Each grant under the Automatic Option Grant Program is immediately exercisable and generally will have an exercise price per share equal to the fair market value per share of the Company's Common Stock on the option grant date, and will have a maximum term of 10 years, subject to earlier termination or repurchase should the optionee cease to serve as a Board Member. The shares subject to each automatic option grant will vest with respect to the Company's repurchase rights in a series of sixteen (16) successive equal quarterly installments over the optionee's period of continued Board Service, with the first such installment to vest upon the optionee's completion of three months of Board Service.

        All currently eligible Board members have waived the right to future participation in the Automatic Option Grant Program and did not receive any compensation in lieu of option grants under the Automatic Option Grant Program during fiscal year 2003.

        In April of 2003 the Board of Director voted that Martin Egli, receive compensation for services provided of $3,334 per month until his earlier resignation or removal. The Company paid to Mr. Egli an amount of $20,000 during fiscal year 2003.

PROPOSAL 2

RATIFICATION OF SELECTION OF
INDEPENDENT ACCOUNTANTS

        On the recommendation of the Company's management, the Board of Directors has selected Swenson Advisors, LLP to act in the capacity of independent accountants for the current fiscal year. Ratification by the shareholders is sought by the Board of Directors for the selection of Swenson Advisors, LLP as independent accountants to audit the accounts and records of the Company for the fiscal year ending September 30, 2003, and to perform other appropriate services. The affirmative vote of a majority of the outstanding shares of the Company's voting stock is required to ratify the selection of Swenson Advisors, LLP. In the event that a majority of the shares voted at the Annual Meeting do not vote for ratification of the selection of Swenson Advisors, LLP, the Board of Directors will reconsider such selection.

        A representative of Swenson Advisors, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

        The aggregate fees billed by Swenson Advisors, LLP for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2003 and the reviews of the financial statements included in the Company's Form 10-QSB for such fiscal year were $53,000.

Audit Related Fees

        There were no fees billed by Swenson Advisors, LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X for fiscal year 2003.

Tax Fees

        The aggregate fees billed for fiscal years 2003 and 2002 for professional services rendered by Swenson Advisors, LLP for tax compliance, tax service and tax planning were $10,000 and $9,000, respectively.

All Other Fees

        The aggregate fees billed by Swenson Advisors, LLP for professional services rendered, other than as stated under the captions Audit Fees, Audit Related Fees and Tax Fees above, were $9,000 for fiscal year 2003. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Swenson Advisors, LLP.

        The Board of Directors recommends a vote FOR the ratification of the selection of Swenson Advisors, LLP as the Company's independent accountants for fiscal 2004.

PRINCIPAL SHAREHOLDERS

        The following are the only persons known to 4-D to own beneficially, as of January 6, 2004, more than five percent (5%) of the outstanding shares of our common stock.

Rose Rita Graetz, a private investor, is a Swiss citizen where she has resided all of her life and has been retired since 1980. Mrs. Graetz has no active role at 4-D.

Enrique Maso, a private investor, is a former large industrialist in Europe and the former mayor of Barcelona. He is currently the chairman of the board of Electronic Data Systems in Spain, a position he has held since 1983. He received a masters degree in Industrial Engineering Management from New York University and a doctorate in Engineering from the Politechnic College of Barcelona. Dr. Maso was elected to the Company's board of directors in 1995 and served as chairman of the board of directors from September 1997 to March 2001.

Swisspartners Investment Network AG, a Swiss company, provides investment management, corporate finance and trust services. Its principal place of business is located at Am Schanzengraben 23, Zurich, Switzerland.

International Sequoia Investments Ltd. is a private equity investment company. Its principal place of business is located at St James Court, Suite 308, St Denis Street, Port Louis, Republic of Mauritius.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)
	Number(1)	Percent(2)
Enrique Maso Europa Residence Place des Moulins 98 000 Montecarlo, Monaco	63,961,696(3)	28.83%
Rose Rita Graetz Im Grut Meilen, CH-8706, Switzerland	62,187,713(4)	28.03%
Swisspartners Investment Network AG Postfach 970 Am Schanzengraben 23 Zurich, CH-8039, Switzerland +41-1-285-7600	35,456,394(5)	15.98%
International Sequoia Investments Ltd. St. James Court, Suite 308, St. Denis Street Port Louis, Rep. of Mauritius +23-0-211-6242	22,882,273(6)	10.31%

(1)
Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)
Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).

(3)
Consists of 62,890,863 shares beneficially owned by Dr. Maso and 1,070,833 shares owned by MATRUST, S.L. Dr. Maso is a majority shareholder in MATRUST.

(4)
Consists of 61,587,713 shares beneficially owned by Mrs. Graetz and options to purchase 600,000 shares of common stock held by her son, Galleon Graetz, which are exercisable or exercisable within 60 days after January 6, 2004.

(5)
Consists of 28,982,120 shares owned by Swisspartners Investment and 6,474,274 shares owned by Mr. Egli. Mr. Egli is a managing director of Swisspartners Investment Network AG.

(6)
Consists of 22,882,273 shares owned by International Sequoia Investments Ltd. Mr. Velasco is a major investor in Sequoia.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth the beneficial ownership of common stock of the Company as of January 6, 2004 by each director and by our current chief executive officer, each of the other two executive officers whose compensation exceeded $100,000 during fiscal year 2003 and by all current directors and executive officers of the Company as a group. No other executive officer's compensation exceeded $100,000 during fiscal year 2003. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)
	Number(1)		Percent(2)
D. Scott Buchanan, Ph.D. 9727 Pacific Heights Blvd San Diego, CA 92121 (858) 453-6300	1,706,501	(3)	*
Martin P. Egli Am Schanzengraben 23 Zurich, CH-8039, Switzerland +41-1-285-7600	35,456,394	(4)	15.98%
Martin Velasco Cours Des Bastions, 6 Geneva, CH-1205, Switzerland +41-22-310-9542	22,882,273	(5)	10.31%
Galleon Graetz Klosbachstrasse 116 Zürich, CH-8032, Switzerland +41-43-244-8686	62,187,713	(6)	28.03%
Eugene C. Hirschkoff, Ph.D. 9727 Pacific Heights Blvd. San Diego, CA 9212 (858) 453-6300	807,050	(7)	*
Kenneth C. Squires, Ph.D. 9727 Pacific Heights Blvd. San Diego, CA 9212 (858) 453-6300	794,735	(8)	*
Hans-Ueli Rihs Am Schanzengraben 23 Zurich, CH-8039, Switzerland +41-1-285-7600	1,230,769		*
All current directors and executive officers as a group (7 persons)(9)	125,065,435		56.37%

*
Less than 1%.

(1)
Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Share ownership in each case includes shares issuable on exercise of certain outstanding options as described in the footnotes below.

(2)
Percentage of ownership is calculated pursuant to SEC Rule 13d-3d(1).

(3)
Shares beneficially owned include options to purchase 1,673,709 shares of common stock held by Dr. Buchanan, which are now exercisable or exercisable within 60 days after January 6, 2004.

(4)
Consists of 6,474,274 shares owned by Mr. Egli and 28,982,120 shares owned by Swisspartners. Mr. Egli is a managing director of Swisspartners Investment Network AG.

(5)
Consists of 22,882,273 shares owned by International Sequoia Investments Ltd. Mr. Velasco is a major investor in Sequoia.

(6)
Shares beneficially owned include options to purchase 600,000 shares of common stock held by Dr. Graetz, which are now exercisable or exercisable within 60 days after January 6, 2004 and 61,587,713 shares held by his mother, Rose Rita Graetz.

(7)
Shares beneficially owned include options to purchase 740,000 shares of common stock held by Dr. Hirschkoff, which are now exercisable or exercisable within 60 days after January 6, 2004.

(8)
Shares beneficially owned include options to purchase 725,400 shares of common stock held by Dr. Squires, which are now exercisable or exercisable within 60 days after January 6, 2004.

(9)
Shares beneficially owned include all shares held by entities affiliated with certain directors as described in the footnotes above and options to purchase 3,739,109 shares of common stock held by directors and executive officers as a group which are now exercisable or exercisable within 60 days after January 6, 2004.

MANAGEMENT

Name	Age	Position
D. Scott Buchanan	45	President, Chief Executive Officer, Principal Financial Officer
Eugene C. Hirschkoff	61	Vice President, Engineering & Customer Service, Corporate Secretary
Kenneth C. Squires	59	Vice President, Marketing

Business Experience of Executive Officers

        D. Scott Buchanan, Ph.D.    is the Company's president and chief executive officer and has served as a member of the board of directors since 1997. He joined the Company in 1986. He served as vice president, product operations from February 1992 through December 1996 and has served as president since December 1996, chief executive officer since March 1997 and principal financial officer since November 2000. Dr. Buchanan has been involved with product and applications development since joining the Company as a staff physicist. Dr. Buchanan received a B.S. in Physics from Lehigh University in Pennsylvania and an M.S. and Ph.D. in Physics from the University of Illinois. Dr. Buchanan was elected to the Company's board of directors in 1997.

        Eugene C. Hirschkoff, Ph.D., J.D.    is the Company's vice president, engineering and customer service. He joined the Company in 1971, and has served in many capacities in engineering, technology development and manufacturing. From 1990 through 1996, he served as director of clinical applications, managing the Company's research and development programs with its collaboration partners at the Scripps Clinic and Research Foundation and the University of California at San Francisco among others. Dr. Hirschkoff is responsible for the Company's FDA compliance programs. In December 1997 he was appointed vice president, engineering and in November 2000 he was appointed corporate secretary. Dr. Hirschkoff received his B.A. in Physics and Mathematics at Reed College in Oregon; M.A. in Physics at Harvard University; Ph.D. in Physics from the University of California, San Diego; MBA from the State University of California, San Diego and his J.D. from the University of San Diego.

        Kenneth C. Squires, Ph.D.    is the Company's vice president, marketing. He joined the Company in September 1988. Since that time he has held various positions as director of clinical applications and director of neuroscience applications—marketing and was appointed vice president, marketing in December 1996. Dr. Squires received his B.S. and M.S. degrees in Aeronautical Engineering at the University of Minnesota and his Ph.D. in Experimental Psychology from the University of California, San Diego.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

        The following table provides certain summary information concerning the compensation earned by the named executive officers (determined as of the end of the last fiscal year) for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended September 30, 2003, 2002 and 2001:

Summary Compensation Table

Annual Compensation
All Other Compensation ($)
Name and Principal Position	Year	Salary ($)		Bonus ($)
D. Scott Buchanan(1) President, Chief Executive Officer	2003 2002 2001	$ $ $	165,000 190,000 190,000		$7,000 0 0	$ $ $	5,792 5,792 5,792
Eugene C. Hirschkoff(2) Vice President, Engineering	2003 2002 2001	$ $ $	130,000 144,000 136,500	$ $	12,000 5,000 0	$ $ $	1,576 1,576 1,576
Kenneth C. Squires(3) Vice President, Marketing	2003 2002 2001	$ $ $	134,000 155,000 137,200	$ $ $	12,000 10,000 19,000	$ $ $	1,701 1,701 1,701

(1)
"Bonus" in 2003 for Dr. Buchanan represents a payment earned under an incentive bonus program. "All Other Compensation" for Dr. Buchanan represents premiums paid by the Company on Dr. Buchanan's behalf for life and long-term disability insurance.

(2)
"Bonus" in 2003 and 2002 for Dr. Hirschkoff represents a payment earned under an incentive bonus program. "All Other Compensation" for Dr. Hirschkoff represents premiums paid by the Company on Dr. Hirschkoff's behalf for life and long-term disability insurance.

(3)
"Bonus" in 2003, 2002 and 2001 for Dr. Squires represents a payment earned under an incentive bonus program. "All Other Compensation" for Dr. Squires represents premiums paid by the Company on Dr. Squires' behalf for life and long-term disability insurance.

Stock Options and Stock Appreciation Rights

        No stock options or stock appreciation rights were granted to the named executive officers during the 2003 fiscal year.

Option Exercises and Holdings

        The following table provides information, with respect to the named executive officers, concerning the exercise of stock options during the 2003 fiscal year and unexercised options held as of the end of that fiscal year. No shares were acquired on exercise of options by the named executive officers during the fiscal year ended September 30, 2003. None of the named executive officers exercised any stock appreciation rights during the 2003 fiscal year and no stock appreciation rights were held by the named executive officers at the end of the 2003 fiscal year. None of the stock options held by the named executive officers were in-the-money at the end of the 2003 fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of Unexercised Options at FY-End (#)		Value of Unexercised in-the-Money Options/SARs at FY-End ($)(1)
	Shares Acquired on Exercise (#)	Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
D. Scott Buchanan	0	$0	1,673,709	0	$0	$0
Eugene C. Hirschkoff	0	$0	740,000	0	$0	$0
Kenneth C. Squires	0	$0	725,400	0	$0	$0

(1)
Calculated on the basis of the fair market value of the underlying securities at fiscal year end on September 30, 2003 ($.06) minus the exercise price.

Long-Term Incentive Plan

        No shares or other rights were granted under a long-term incentive plan to the named executive officers during the 2003 fiscal year.

Employee Contracts and Change of Control Arrangements

        The Company does not currently have any employment contract or agreement with any of the Named Executive Officers.

        In accordance with the provisions of the 1997 Plan, the Company has entered into an agreement with each optionee and participant holding one or more outstanding options or stock issuances under the 1997 Plan, including our executive officers, pursuant to which such options and shares will automatically vest on an accelerated basis in the event of a merger or asset sale if those options are not assumed or replaced by the successor entity or the repurchase rights applicable to the issued shares are not assigned to the successor entity.

Compensation Committee Interlocks and Insider Participation

        In fiscal year 2003, Martin P. Egli served as a member of the Company's Compensation Committee. Mr. Egli was not an employee of the Company at any time during the 2003 fiscal year.

        In October 2002, we sold 100% of our shares in Neuromag Oy to Vaandramolen Holding BV, or VHBV, for $4,000,000. We used $3,694,000 of the proceeds from the sale to fully pay the remaining debt outstanding under a loan from AIG Bank, which had been used to fund our acquisition of Neuromag in December 1999. Martin Egli, a member of the Company's Board of Directors, also serves on AIG's Board of Directors. We had acquired all of the issued and outstanding capital stock, or Shares, of Neuromag Oy pursuant to the terms of a share purchase agreement by and between us and Marconi Medical Systems, Inc., or Marconi.

        On or about November 5, 2002, we obtained a new line of credit with AIG Bank for $1,000,000. The interest on the line of credit is 4.17%. Originally the line of credit was due and payable November 5, 2003; however, in January 2003 the maturity of the line of credit was extended to May 5, 2004. The proceeds were used to pay off four unsecured loans we obtained during fiscal year 2003, as described below, and an account payable in the amount of $120,000 due to Carenet AG, a company owned by Dr. Galleon Graetz, a member of our board of directors. The four unsecured loans included: (a) two unsecured loans from MATRUST, S.L. a shareholder of the Company, for $225,000. (Dr. Enrique Maso, a principal shareholder of the Company and a former member of our board of directors, is a majority shareholder of MATRUST, S.L.); (b) an unsecured loan from a principal shareholder of the Company, Swisspartners Investment Network AG, for $125,000 (Mr. Egli, a member of our board of directors, is a senior partner of Swisspartners Investment Network AG); and (c) an unsecured loan from another principal shareholder of the Company, International Sequoia Investment Ltd., for $100,000. Mr. Velasco, a member of our board of directors, is a major investor in International Sequoia Investment Ltd. All four loans were repaid in full with no interest charged. In addition to Mr. Egli's personal guarantee of $500,000, the respective parties pledged the sum of these amounts, or $570,000, as collateral against the loan from AIG Bank. The remaining $430,000 from the AIG line of credit was used for general corporate purposes.

        In April 2002 an additional 6,153,845 shares were issued on the terms previously authorized in a private placement in accordance with Section 4(2) of the Securities Act of 1933, as amended, in exchange for cash in the aggregate sum of $800,000. The participating investors included International Sequoia Investments Ltd., in which our board member Martin Velasco is a major investor, Swisspartners Investment Network AG, of which our board member Martin Egli is a senior partner, our board member Hans-Ueli Rihs and principal shareholder Enrique Maso.

        On or about December 13, 2002, we were authorized to offer and issue up to an additional 60,000,000 shares of our common stock at a price not less than $0.05 per share. During December 2002 an additional 60,000,000 shares were issued to Swisspartners Investment Network AG in a private placement transaction in accordance with Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, in exchange for cash in the aggregate sum of $3,000,000.

        Dr. Buchanan, the Company's Chief Executive Officer and a member of the Company's Board of Directors, served as a member of the board of directors and compensation committee of Neuromag OY, a wholly-owned subsidiary, until the Company's disposition of Neuromag in October 2002. Except as stated above, no current executive officer of the Company has ever served as a member of the Board of Directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Board Compensation Committee Report on Executive Compensation

        Overview and Philosophy.    The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Company's Chief Executive Officer and each of the other executive officers of the Company.

        The Committee has adopted the following objectives as guidelines for its compensation decisions:

  •
  Provide a competitive total compensation package that enables the Company to attract and retain key executives.

  •
  Integrate all compensation programs with the Company's short-term and long-term business objectives and strategic goals.

  •
  Ensure that compensation is meaningfully related to the value created for shareholders.

        Executive Officer Compensation Program Components.    The Committee reviews the Company's compensation program to ensure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation program for executive officers consists of base salary, annual cash incentive compensation and long-term compensation in the form of stock options. In addition, certain executive officers may also be provided supplemental life and long-term disability insurance. The base salary for the Company's Chief Executive Officer for fiscal year 2003 was determined in the manner set forth below for the Company's executive officers.

        Base Salary.    Base salary levels for the Company's executive officers are determined, in part, through comparisons with companies in the medical device industry and other companies with which the Company competes for personnel. In addition, the Committee also evaluates individual experience and performance and specific issues particular to the Company, such as success in raising capital, creation of shareholder value and achievement of specific Company milestones. The Committee reviews each executive's salary periodically and may increase each executive's salary at that time based on: (i) the individual's increased contribution to the Company over the prior 12 months; (ii) the individual's increased responsibilities over the prior 12 months; and (iii) any increase in median competitive pay levels. Individual contributions are measured with respect to specific individual accomplishments established for each executive.

        Annual Incentive Compensation.    The Company's officers are eligible to receive annual cash incentive compensation at the time their base salaries are reviewed based on achieving defined specific goals and objectives during the 12 months prior to review. This compensation is intended to provide a direct financial incentive in the form of an annual cash bonus to executives who achieve the Company's defined specific goals. Individual contributions are also considered in determining cash bonuses. Equal weight is given to achievement of individual accomplishments and strategic corporate goals. Bonus awards are set at a level competitive within the local medical device manufacturing and high technology industry as well as among a broader group of medical device manufacturing and high technology companies of comparable size and complexity. Such companies are not necessarily included in the indices used to compare shareholder returns in the Stock Performance Graph. Other than a bonus awarded to Drs. Buchanan, Hirschkoff and Squires under an incentive bonus program, no other cash bonuses were offered to the Company's executive officers in the fiscal year ended September 30, 2003.

        Long-Term Incentive Compensation.    The 1997 Stock Incentive Plan is the Company's long-term incentive plan for executive officers and, to a lesser degree, all other employees. The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interests of shareholders and executives will be more closely aligned.

        Generally, stock options are granted every year with exercise prices equal to the prevailing market value of the Company's Common Stock on the date of grant, have ten (10) year terms, and have vesting periods of four (4) years. Awards are made at a level calculated to be competitive within both the local medical device manufacturing industry and a broader group of biotechnology and medical device manufacturing companies of comparable size and complexity.

        Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that the compensation exceeds $1 million per covered officer in any fiscal year. However, performance-based compensation generally is not subject to this limitation.

        Non-performance based cash compensation paid to the Company's executive officers for the 2002 fiscal year did not exceed the $1 million limit per officer, and the Committee does not anticipate that the non-performance based cash compensation to be paid to the Company's executive officers for the 2003 fiscal year will exceed that limit. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

        The Company's 1997 Plan has been structured so that any income recognized in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date can qualify as performance-based compensation if certain requirements are met. The Company believes that any option grants made under the 1997 Plan prior to the 2003 fiscal year would qualify as performance-based compensation.

        During the 2003 fiscal year, the Committee did not comply with the necessary requirements so that any option grants made under the 1997 Plan during the 2003 fiscal year would qualify as performance-based compensation. However, the Committee did not make any discretionary option grants or stock issuances under the 1997 Plan during the 2003 fiscal year to individuals who are currently subject to Internal Revenue Code Section 162(m). Unfortunately, if a grant was made in the past year to a person who is not currently subject to Section 162(m), but the person is subject to Section 162(m) at the time the person exercises the option, then the income that the person recognizes by reason of the exercise of that option will be subject to the Section 162(m) limitation. Accordingly, there can be no assurance that the exercise of options granted during the 2003 fiscal year will be exempt from the limitations of Section 162(m).

        The Committee anticipates that it will not make any further discretionary option grants or stock issuances under the 1997 Plan unless they comply with the necessary requirements so that those option grants would qualify as performance-based compensation under Internal Revenue Code Section 162(m).

Summary

        After its review of all existing programs, the Committee continues to believe that the Company's compensation program for its executive officers is competitive with the compensation programs provided by other companies with which the Company competes. The Committee intends that any amounts to be paid under the annual incentive plan will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the achievement of Company goals and annual financial and operational results.

        The Committee concludes its report with the acknowledgement that no member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.

COMPENSATION COMMITTEE
Martin P. Egli

Audit Committee Report

        The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended September 30, 2003 with management. The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent accountants the independent accountants' independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003 for filing with the SEC.

Martin Egli
Martin Velasco

PERFORMANCE GRAPH

        The following graph compares total shareholder returns over the last five fiscal years to the weighted average return of stocks of companies included in the NASDAQ Composite Index and a peer group index consisting of the Medical Instrument and Supplier Manufacturers Index. The total return for each of the Company's Common Stock, the NASDAQ Composite Index and the Medical Instrument and Supplier Manufacturers Index assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock. The NASDAQ Composite Index tracks the aggregate price performance of equity securities of companies traded on the NASDAQ. The Company's Common Stock is traded on the NASDAQ over the counter bulletin board. The Medical Instrument and Supplier Manufacturers Index consists of companies with a Standard Industrial Classification Code identifying them as a manufacturer of medical instruments or supplies. The shareholder return shown on the graph below is not necessarily indicative of future performance and the Company will not make or endorse any predictions as to future shareholder returns.

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

        Notwithstanding anything to the contrary set forth in any of 4-D's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange of Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Performance Graph, the Audit Committee Report, reference to the independence of the Audit Committee members, nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph, reports or reference be incorporated by reference into any future filings made by 4-D under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In March 2001, we entered into a consultancy agreement with Mr. Fernandez Atela, who was then serving as chairman of our board of directors. Under the original agreement terms, Mr. Fernandez Atela was entitled to receive a consultancy fee of $250,000 per year, payable monthly, an administration reimbursement expense of up to $60,000 per year, payable monthly, up to 3% of the net financing we received as a result of Mr. Atela's services and up to 5% of the net sales we received for concluding any MEG sales in Spain. The agreement had an initial term of one year and could be cancelled monthly by written notice. Under the original agreement terms, Mr. Fernandez Atela was also entitled to receive a termination fee of $187,500 at the termination of the agreement. In April 2002 Mr. Fernandez reduced his billing for administration reimbursement to $0 per year. Mr. Fernandez Atela received compensation in the amount of $314,291 representing consulting fees during the fiscal year ended September 30, 2002. Effective October 2002 Mr. Fernandez resigned from the board of directors. In January 2003 we reached an agreement with Mr. Fernandez in which he accepted a settlement of $80,000 cash plus 1,500,000 shares of our common stock in exchange for cancellation of his contract and all payments owed totaling approximately $66,000.

        In October 2002, we sold 100% of our shares in our wholly-owned subsidiary, Neuromag Oy, to Vaandramolen Holding BV for $4,000,000. We used $3,694,000 of the proceeds from the sale to fully pay the remaining debt outstanding under a loan from AIG Bank, which had been used to fund our acquisition of Neuromag in December 1999. Martin Egli, a member of our board of directors, also serves on AIG Bank's board of directors.

        In April 2002, an additional 6,153,845 shares of our common stock were issued on terms previously authorized in a private placement in accordance with Section 4(2) of the Securities Act of 1933, as amended, in exchange for cash in the aggregate sum of $800,000. The participating investors included International Sequoia Investments Ltd., in which our board member Martin Velasco is a major investor, Swisspartners Investment Network AG, of which our board member Martin Egli is a senior partner, our board member Hans-Ueli Rihs and principal shareholder Enrique Maso.

        In December 2002, an additional 60,000,000 shares of our common stock was issued to Swisspartners Investment Network AG in a private placement transaction pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, in exchange for cash in the aggregate sum of $3,000,000.

        We have entered into an arrangement with Dr. Graetz, a member of our board of directors, pursuant to which, in addition to expenses incurred, he is to receive a $10,000 retainer per month in exchange for his services in establishing insurance reimbursement and market development for MEG in Europe. This arrangement is on a month-to-month basis and may be cancelled at any time at our sole discretion. Dr. Graetz received compensation in the amount of $180,000 during the fiscal year ended September 30, 2003.

        On or about November 5, 2002, we obtained a new line of credit with AIG Bank for $1,000,000. The interest on the line of credit is 4.17%. Originally the line of credit was due and payable November 5, 2003; however, in January 2003 the maturity of the line of credit was extended to May 5, 2004. The proceeds were used to pay off four unsecured loans we obtained during fiscal year 2003, as described below, and an account payable in the amount of $120,000 due to Carenet AG, a company owned by Dr. Galleon Graetz, a member of our board of directors. The four unsecured loans included: (a) two unsecured loans from MATRUST, S.L. a shareholder of the Company, for $225,000. (Dr. Enrique Maso, a principal shareholder of the Company and a former member of our board of directors, is a majority shareholder of MATRUST, S.L.); (b) an unsecured loan from a principal shareholder of the Company, Swisspartners Investment Network AG, for $125,000 (Mr. Egli, a member of our board of directors, is a senior partner of Swisspartners Investment Network AG); and (c) an unsecured loan from another principal shareholder of the Company, International Sequoia Investment Ltd., for $100,000. Mr. Velasco, a member of our board of directors, is a major investor in International Sequoia Investment Ltd. All four loans were repaid in full with no interest charged. The respective parties pledged the sum of these amounts, or $570,000, as collateral against the loan from AIG Bank. The remaining $430,000 from the AIG line of credit was used for general corporate purposes.

        As additional collateral against the loan, Mr. Egli, a member of our board of directors, provided a personal guarantee of $500,000 and we pledged our U.S. patent portfolio and a Magnes 2500 WH system, currently installed at the University of Alabama, to which we retain title.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NASDAQ. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to us, we believe that, during the period from October 1, 2002 through September 30, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met, though not in a timely manner as set forth as follows:

Name	# of Late Reports	# of Transactions	Required Forms Filed
Martin P. Egli	3	3	Yes
Swisspartners	2	2	Yes
Martin Velasco	2	2	Yes
Sequoia International	1	1	Yes
Rose Graetz	1	1	Yes
Enrique Maso	1	1	Yes

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

        Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2005 Annual Meeting must be received at the Company's principal executive offices no later than September 23, 2004, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2005 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than December 5, 2004. Shareholders are also advised to review the Company's Restated Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals.

ANNUAL REPORT

        A copy of the Annual Report of the Company for the 2003 fiscal year has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material

FORM 10-KSB

        THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO THE CORPORATE SECRETARY OF 4-D NEUROIMAGING, AT 9727 PACIFIC HEIGHTS BOULEVARD, SAN DIEGO, CALIFORNIA 92121.

OTHER MATTERS

        The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the shareholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of the Company. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

By Order of the Board of Directors

Dated: February 13, 2004	Eugene C. Hirschkoff, Corporate Secretary

PROXY	4-D NEUROIMAGING PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	PROXY

        The undersigned hereby appoints D. Scott Buchanan and Eugene Hirschkoff, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of 4-D Neuroimaging, to be held on Friday, March 26, 2004, or at any postponements or adjournments thereof, as specified below, and to vote in his discretion on such other business as may properly come before the Meeting and any adjournments thereof. The shares represented by this Proxy will be voted in the manner set forth on the reverse side.

Check here for ☐
address change	NEW ADDRESS:

(Continued and to be signed and dated on reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2.

☒	Please mark your votes as in this example.

1.	Election of Directors	FOR ☐	WITHHELD ☐	D. Scott Buchanan, Martin P. Egli, Galleon Graetz, Hans-Ueli Rihs and Martin Velasco

Instruction: To withhold authority to vote for any individual nominee, check the box "FOR" above and write the nominee's name for which you are withholding authority to vote in favor of on the line below.

2.	Ratification of the selection of Swenson Advisors, LLP as independent accountants for the fiscal year ending September 30, 2004.	☐ FOR	☐ AGAINST	☐ ABSTAIN

CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.    ☐

If no specification is made, this proxy will be voted FOR the election of the directors listed above and FOR Proposal 2 and will be voted by the proxy holders at their discretion as to any other matters properly transacted at the meeting or any adjournments thereof. To vote in accordance with the Board of Directors' recommendations just sign below, no boxes need be checked.

SIGNATURE(S)	DATE

Note:    Please sign exactly as name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

QuickLinks

PURPOSE OF MEETING
VOTING RIGHTS AND SOLICITATION
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
PRINCIPAL SHAREHOLDERS
SECURITY OWNERSHIP OF MANAGEMENT
MANAGEMENT
Summary Compensation Table
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
ANNUAL REPORT
FORM 10-KSB
OTHER MATTERS